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Exhibit 99.1

NEWS FOR RELEASE:	Pennsylvania Real Estate Investment Trust 200 South Broad Street Philadelphia, PA 19102 www.preit.com Phone: (215) 875-0700 Fax: (215) 546-7311 Toll Free: (866) 875-0700
FOR FURTHER INFORMATION: AT THE COMPANY	AT KCSA PUBLIC RELATIONS WORLDWIDE
Edward A. Glickman Executive Vice President and CFO (215) 875-0700	Evan Smith, CFA (Investor Relations) (212) 896-1251	Erica Pettit (Media Relations) (212) 896-1248

FOR IMMEDIATE RELEASE

Pennsylvania Real Estate Investment Trust Maintains REIT Status;
Receives Favorable IRS Determination

        Philadelphia, PA, February 9, 2004—Pennsylvania Real Estate Investment Trust ("PREIT") (NYSE: PEI) today announced that the IRS has granted the relief requested by PREIT in order to make a retroactive "taxable REIT subsidiary", or TRS, election necessary to maintain its REIT status.

        PREIT previously announced on February 6th, that it inadvertently did not elect to treat a corporation in which it owns more than 10% of the stock as a TRS. Based upon the IRS private letter ruling received today, PREIT is permitted to make and today is making the TRS election effective as of October 12, 2001.

        As a result, PREIT continues to retain its status as a REIT for the taxable years 2001 through 2003.

About Pennsylvania Real Estate Investment Trust

        Pennsylvania Real Estate Investment Trust, founded in 1960 and one of the first equity REITs in the U.S., has a primary investment focus on retail shopping malls and power centers (approximately 33.4 million square feet) located in the eastern United States. PREIT's portfolio currently consists of 58 properties in 14 states. PREIT's portfolio includes 40 shopping malls, 14 strip and power centers and four industrial properties. PREIT is headquartered in Philadelphia, Pennsylvania.

        This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. These forward-looking statements reflect PREIT's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. PREIT's business is subject to uncertainties regarding the revenues, operating expenses, leasing activities, occupancy rates, and other competitive factors relating to PREIT's portfolio and changes in local market conditions as well as general economic, financial and political conditions, including the possibility of outbreak or escalation of war or terrorist attacks, any of which may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. PREIT does not intend to and disclaims any duty or obligation to update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

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Pennsylvania Real Estate Investment Trust Maintains REIT Status; Receives Favorable IRS Determination